UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIABETIC TREATMENT CENTERS OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-3733133
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

5401 S. Kirkman Road, Suite 310, Orlando, Florida 32819
(Address of Principal Executive Offices)

2007 Amended Stock Option Plan
(Full title of the plan)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
(Name and address of agent for service)

(302) 636-5401
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of plan to be registered (1)	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
2007 Amended Stock Option Plan	8,000,000(4)	$0.01	$80,000.00	$3.15
Totals	8,000,000	$0.01	$80,000.00	$3.15

(1) This registration statement covers the common stock issuable upon the exercise of options issued under the 2007 Amended Stock Option Plan of the registrant.

(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issued under the 2007 Amended Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(3)               This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale of the common stock reported on the OTC Bulletin Board as of February 6, 2008, a date within five business days prior to the filing of this registration statement.

(4)               This Form S-8/A amends the Form S-8 filed by the Company on March 21, 2007. This amendment: (a) increases the shares registered from 4,500,000 to 8,000,000; (b) makes other technical changes to the plan; and (c) updates otherwise dated material in the filing through the date of this filing.

PROSPECTUS

DIABETIC TREATMENT CENTERS OF AMERICA, INC.

8,000,000 Shares Of Common Stock

This prospectus relates to the offer and sale of 8,000,000 shares of DIABETIC TREATMENT CENTERS OF AMERICA, INC., a Delaware corporation ("Company"), issuable upon the exercise of options issued to employees, advisors and consultants (collectively the "Consultants") pursuant to the 2007 Amended Stock Option Plan (the "Stock Option Plan") that has been approved by the board of directors of the Company.

The common stock is not subject to any restriction on transferability, except with respect to resale restrictions applicable to shares of our common stock that are delivered to Consultants that are deemed to be our affiliates.  Recipients of shares other than persons who are "affiliates" of Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of the Company or any one of its subsidiaries. An "affiliate" of Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "DBTC.OB".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 8, 2008

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Steven Weldon, chief financial officer, 5401 S. Kirkman Road, Suite 310, Orlando, Florida 32819.  The Company's telephone number is (407) 926-6180.

Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the
Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

PART 1
INFORMATION REQUIRED IN THE SECTION 10(a)
PROSPECTUS

ITEM 1.  STOCK OPTION PLAN INFORMATION.

THE COMPANY

The Company has its principal executive offices at 5401 S. Kirkman Road, Suite 310, Orlando, Florida 32819.  The Company's telephone number is (407) 926-6180.

PURPOSE

The Company will issue common stock to certain Consultants upon the exercise of options held by those Consultants, which options were received pursuant to the Stock Option Plan, which has been approved by the Board of Directors of the Company. The Stock Option Plan is intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in our future prosperity, thereby advancing the interests of the Company, and all of our shareholders. A copy of the Stock Option Plan has been filed as an exhibit to this registration statement.

COMMON STOCK

The Board has authorized the issuance of up to 8,000,000 shares of the common stock to the persons holding options covered by the Stock Option Plan upon effectiveness of this registration statement.

THE CONSULTANTS

The Company relies on employees and a variety of outside or independent consultants for a variety of services from time to time. In exchange for consulting services that benefit us, we intend to compensate them for their services under the terms of the Stock Option Plan by delivering options for the purchase of our common stock to them in lieu of cash compensation.

NO RESTRICTIONS ON TRANSFER

The Consultants will become the record and beneficial owners of the shares of common stock upon the exercise of options and will be entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Not Applicable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the "Commission") by DIABETIC TREATMENT CENTERS OF AMERICA, INC., a Delaware corporation, are incorporated herein by reference:

(a)               The Company's latest Annual Report on Form 10-KSB for the year ended March 31, 2007, filed with the Securities and Exchange Commission; as well as the Company's quarterly reports filed on Form 10-QSB for the periods ended June 30, 2007, and September 30, 2007.

(b)               The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended March 31, 2007;

(c)               All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Gary R. Henrie, Esq., of the law office of Gary R. Henrie, Attorney at Law, has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the preparation and filing of this Registration Statement, the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, and advice on a variety of matters.  Neither Mr. Henrie, nor his law firm, has been employed on a contingent basis at anytime.

 ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

Section 145 of the Delaware Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees, or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THEPROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO  DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

(a)               The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation SB and are specifically incorporated herein by this reference:

Exhibit No.	Title

4.1	2007 Amended Stock Option Plan

5.1	Legal opinion of Gary R. Henrie, Esq.

23.1	Consent of Gary R. Henrie, Esq. (Exhibit 5.1)

23.2	Consent of Independent Certified Public Accountant

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)               include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)               reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)               include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)               That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)               To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in Orlando, Florida on this 7th day of February, 2008.

DIABETIC TREATMENT CENTERS OF AMERICA, INC.
(Registrant)

/s/ Scott Allen
Scott Allen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Scott Allen	Principal Executive Officer	February 7, 2008
Scott Allen	Director

/s/ Steven Weldon	Principal Financial Officer	February 7, 2008
Steven Weldon	Principal Accounting Officer
Director